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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1 )*

                              Shuffle Master, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    825549108
                        -------------------------------
                                 (CUSIP Number)


                                December 31, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                          [x] Rule 13d-1(b)
                          [ ] Rule 13d-1(c)
                          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages
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CUSIP No. 825549108                  13G                     Page 2 of 10 Pages
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  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Liberty Wanger Asset Management, L.P.  36-3820584
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        Not Applicable                                    (a) [ ]
                                                          (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
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                5    SOLE VOTING POWER
 NUMBER OF           None
  SHARES        ----------------------------------------------------------------
BENEFICIALLY    6    SHARED VOTING POWER
 OWNED BY            1,414,000
   EACH         ----------------------------------------------------------------
 REPORTING      7    SOLE DISPOSITIVE POWER
  PERSON             None
   WITH         ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     1,414,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,414,000
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        Not Applicable                                                  [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.1%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
         IA
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-------------------                                          -------------------
CUSIP No. 825549108                  13G                     Page 3 of 10 Pages
-------------------                                          -------------------


--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        Not Applicable                                    (a) [ ]
                                                          (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION
        Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
 NUMBER OF           None
  SHARES        ----------------------------------------------------------------
BENEFICIALLY    6    SHARED VOTING POWER
 OWNED BY            1,414,000
   EACH         ----------------------------------------------------------------
 REPORTING      7    SOLE DISPOSITIVE POWER
  PERSON             None
   WITH         ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     1,414,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,414,000
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        Not Applicable                                                  [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        8.1%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        CO
--------------------------------------------------------------------------------
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-------------------                                          -------------------
CUSIP No. 825549108                  13G                     Page 4 of 10 Pages
-------------------                                          -------------------


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  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Liberty Acorn Trust
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        Not Applicable                                    (a) [ ]
                                                          (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION
        Massachusetts
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER
 NUMBER OF           None
  SHARES        ----------------------------------------------------------------
BENEFICIALLY    6    SHARED VOTING POWER
 OWNED BY            1,327,000
   EACH         ----------------------------------------------------------------
 REPORTING      7    SOLE DISPOSITIVE POWER
  PERSON             None
   WITH         ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     1,327,000
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,327,000
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        Not Applicable                                                  [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.6%
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
        IV
--------------------------------------------------------------------------------
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Item 1(a)         Name of Issuer:

                           Shuffle Master, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                           1106 Palms Airport Drive
                           Las Vegas, NV 89119

Item 2(a)         Name of Person Filing:

                           Liberty Wanger Asset Management, L.P. ("WAM")
                           WAM Acquisition GP, Inc., the general partner of WAM
                              ("WAM GP")
                           Liberty Acorn Trust ("Acorn")

Item 2(b)         Address of Principal Business Office:

                           WAM, WAM GP and Acorn are all located at:

                           227 West Monroe Street, Suite 3000
                           Chicago, Illinois  60606

Item 2(c)         Citizenship:

                           WAM is a Delaware limited partnership; WAM GP is a Delaware corporation; and Acorn is a Massachusetts business trust.

Item 2(d)         Title of Class of Securities:

                           Common Stock

Item 2(e)         CUSIP Number:

                           825549108

Item 3            Type of Person:

                           (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                           (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 5 of 10 pages
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Item 4            Ownership (at December 31, 2002):

                           (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                    1,414,000

                           (b)      Percent of class:

                                    8.1 % (based on 17,468,465 shares
                                    outstanding as of August 31, 2002).

                           (c) Number of shares as to which such person has:

                                              (i)     sole power to vote or to
                                                      direct the vote: none

                                             (ii)     shared power to vote or to
                                                      direct the vote: 1,414,000

                                            (iii)     sole power to dispose or
                                                      to direct the disposition
                                                      of: none

                                             (iv)     shared power to dispose or
                                                      to direct disposition of:
                                                      1,414,000


Item 5            Ownership of Five Percent or Less of a Class:

                           Not Applicable

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                           The shares reported herein have been acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                           Not Applicable

Item 8            Identification and Classification of Members of the Group:

                           Not Applicable

Item 9            Notice of Dissolution of Group:

                           Not Applicable

                               Page 6 of 10 Pages
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Item 10           Certification:

                           By signing below I certify that, to the best of my
                  knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages
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                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 4, 2003


                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                   WAM Acquisition GP, Inc.
                                       for itself and as general partner of
                                       LIBERTY WANGER ASSET MANAGEMENT, L.P.


                                   By:  /s/ Bruce H. Lauer
                                        ---------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary

                  The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this
                  Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                   LIBERTY ACORN TRUST


                                   By:  /s/ Bruce H. Lauer
                                        ---------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                            Secretary

                               Page 8 of 10 Pages
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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 4, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust

                               Page 9 of 10 Pages